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                        SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC  20549



                                     FORM 8-K
                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (date of earliest event reported) May 21, 1997.

                          Champion Industries, Inc.
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             (Exact name of registrant as specified in its charter)

     West Virginia                    0-21084                   55-0717455
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(State or other juris-        (Commission File No.)        (IRS Employer Identi-
diction of corporation)                                      fication No.)


2450 First Avenue
P. O. Box 2968
Huntington, West Virginia                                    25728
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(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code        (304) 528-2791
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                                Not Applicable
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          (Former name or former address, if changes since last report)


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             INFORMATION TO BE INCLUDED IN THE REPORT



Item 2.   Acquisition or Disposition of Assets

     Effective May 21, 1997, pursuant to an Agreement of Merger dated March 24, 1997 (the "Agreement"), Champion Industries, Inc. ("Champion"), a West Virginia corporation, acquired Blue Ridge Printing Co., Inc. ("Blue Ridge"), a North Carolina corporation with operations in Asheville, North Carolina and Knoxville, Tennessee, by merger of Blue Ridge with a wholly owned subsidiary of Champion chartered for the purpose of effecting such merger (the "Merger"). The Merger was accounted for as a pooling of interests.

     Pursuant to the Agreement, Champion issued 277,775 shares of its common stock, par value $1.00, having at the date of execution of the Agreement a market value of $5,250,000 in exchange for all 550 issued and outstanding shares of common stock of Blue Ridge (all of which were converted into the right to receive shares of Champion common stock at the effective date of the Merger). Upon consummation of the Merger, Blue Ridge became a wholly owned subsidiary of Champion and shareholders of Blue Ridge became shareholders of Champion. Blue Ridge is operating as a subsidiary of Champion under the Blue Ridge name.

     Immediately prior to the effective date of the Merger, Champion had outstanding 8,104,714 shares of common stock. As a result of the Merger and issuance of 277,775 shares of Champion common stock to shareholders of Blue Ridge, Champion will have

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outstanding 8,382,489 shares of common stock.  The shares of Champion common stock will be issued and sold pursuant to exemptions from registration under the Securities Act of 1933 and the North Carolina Securities Act.

Item 7.   Financial Statements and Exhibits

     (a) The Merger did not constitute the acquisition of a significant subsidiary and financial statements are accordingly not required to be filed herewith.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   CHAMPION INDUSTRIES, INC.
                                 --------------------------------
                                         (Registrant)


                                   /s/ Joseph C. Worth, III
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Date: May 21, 1997                 Joseph C. Worth, III, Vice President
                                   and Chief Financial Officer